Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of September 15, 2017, is entered into by and between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Michael R. Meyers (“Executive”).
INTRODUCTION
Executive and the Company entered into an Employment Agreement dated as of September 30, 2011, as thereafter amended (the “Original Agreement”). The Company and Executive desire to amend and restate the Original Agreement as set forth herein.
Executive has previously informed the Company of his intention to retire from his current roles as Senior Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Company’s wholly-owned subsidiary Monitronics International, Inc. (“Monitronics”), and the parties desire to arrange for an orderly transition of Executive’s duties.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT; TERM; DUTIES
1.1    Employment. In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a general waiver and release of claims on or after the Effective Date as provided in Section 4.6, the Company and Executive wish to establish an Agreement retaining Executive’s services as described herein, providing for Executive’s agreed retirement and otherwise fixing Executive’s benefits and compensation. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Senior Executive Advisor of the Company effective as of the date that Fred A. Graffam commences his employment with the Company as the acting CFO of ACG and Monitronics International Inc. (the “Effective Date”). Executive’s Original Agreement will remain in place until Mr. Graffam or another replacement for Executive assumes the role of Company’s CFO. If Mr. Graffam or another replacement Executive does not assume the role of the Company’s CFO by October 31, 2017 this Amendment and Restatement is void and the parties shall continue to operate under the auspices of the Original Agreement.
1.2    Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term commencing on the Effective Date and terminating at the close of business on January 1, 2019 or such earlier date as provided for herein (the “Term”).
1.3    Duties. During the Term, Executive shall provide advice and consultation to the senior executive officers of the Company regarding all aspects of the business including by way of illustration and not a limitation capital structures, banking, finance, and strategic transactions. The Company and Executive currently expect that Executive’s level of services during the Term shall not exceed 20% of the average level of services performed by Executive for the Company or its Affiliates over the 36-month period immediately preceding the Effective Date. As of the Effective Date, Executive shall resign all officer positions with the

Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company and its subsidiaries (“Affiliates”), as may be in effect from time to time. Executive may be engaged in other business endeavors so long as the time allocated to such activities does not interfere with the discharge of Executive’s duties as set forth in this Agreement. If Executive undertakes employment or any engagement which creates a conflict of interest with the Company or any of its subsidiaries, Executive shall promptly notify the Company of said engagement /employment including the name of the third party and the scope of Executives duties.
1.4    Reporting. Executive shall report directly to the Chief Executive Officer of the Company and the Chief Executive Officer of Monitronics International Inc.
1.5    Location. Except for services rendered during business trips as may be reasonably necessary, Executive may render his services under this Agreement primarily from his residence and shall not be required to render such services from the offices of Monitronics in the Dallas, Texas area or the offices of the Company in the Greater Denver, Colorado metropolitan area.
1.6    Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his services to the Company and its Affiliates during the Term.

ARTICLE II
COMPENSATION
2.1    Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
2.2    Severance Payment. Executive shall receive a cash lump sum equal to (i) $680,000 plus (ii) any accrued but unused vacation as of the Effective Date (not to exceed to six weeks), payable on the thirtieth (30th) day following the Effective Date.
2.3    Base Salary. The base salary shall be an annual salary of $25,000 (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices.
2.4    Bonus. Executive shall receive a bonus of $50,000 payable on the thirtieth (30th) day following the Effective Date, which amount represents a prorated bonus for 2017 fiscal year. Executive will not be eligible to receive any other annual bonus during the Term.
2.5    Deductions. The Company shall deduct from the compensation described in Sections 2.2, 2.3 and 2.4, and from any other compensation payable pursuant to this Agreement, any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.
2.6    Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Section 2.3 in respect of any period during which Executive is Disabled (as defined, and determined in accordance with, Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.

ARTICLE III
BENEFITS; EXPENSES
3.1    Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, retirement plans, and any other plan as the Company may make available to its other similarly situated employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company. Notwithstanding the foregoing, as of the Effective Date, the Company will no longer pay for Executive’s health insurance premiums in accordance with Monitronics’ past practice and custom related to Executive.
3.2    Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).
3.3    Vacation. During the Term, Executive will not accrue any paid vacation time.
3.4    COBRA Benefits. Upon “Termination With Cause” by Company, pursuant to Section 4.1 or upon “Termination Without Cause” by Company, pursuant to Section 4.2 or upon “Employment Terminated by Executive” pursuant to Section 4.3 or upon the end of the Term of this Agreement as defined in Section 1.2 to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of execution of this Agreement while Executive still served as CFO in the amount of $1,721.37 per month (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 12-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, as determined by the Company, the Company’s payment obligation under this paragraph shall end. Executive will notify the Company of his eligibility for such other employer-provided benefits within thirty (30) days of attaining of such eligibility. Notwithstanding the foregoing, in the event that the Company’s payment obligation under this paragraph would violate the nondiscrimination rules applicable to non- grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the Company and Executive agree to reform this paragraph in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.

Executive acknowledges that the payments and benefits referred to in this Section, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section constitute the only payments which Executive shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of any termination of his employment pursuant to 4.2, 4.3 or as of the end of the Term of this Agreement as defined in Section 1.2 and the Company and its Affiliates shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

ARTICLE IV
TERMINATION; DEATH; DISABILITY
4.1    Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).
For purposes of this Agreement, “Cause” shall mean: (a) any material act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive to comply with reasonable directions of the individual(s) set forth in Section 1.4 above; (c) any material violation by Executive of any (i) material policy, rule or regulation of the Company or any of its Affiliates or (ii) any material law or regulation applicable to the business of the Company or any of its Affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.
Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) or (g) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the reasonable discretion of the Company.
4.2    Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). The termination of Executive’s employment upon the expiration of the Term shall be deemed to be a Termination Without Cause. In such event, the Company shall pay Executive an amount in cash equal to the sum of the following:
(a)any Base Salary accrued but unpaid as of the date of termination;
(b)any reimbursement for expenses incurred in accordance with Section 3.2; and
(c)any equity awards held by Executive shall be treated as provided in the applicable award agreement and plan document.

4.3    Termination of Employment by Executive. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right, upon written notice to the Company, to terminate Executive’s employment hereunder at any time for any reason. In the event of such a termination, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).
4.4    Death; Disability. In the event that Executive dies or becomes Disabled during the Term, Executive’s employment shall terminate either (i) when such death occurs, or (ii) upon written notice by the Company at any time after Disability occurs (provided that, in the event of any Disability, the Company shall have the right, but not the obligation, to terminate this Agreement), and, in either event, the Company shall pay Executive (or his legal representative, as the case may be) in a single lump sum cash payment within thirty (30) days of such termination of employment, an amount equal to the sum of:
(a)    any Base Salary accrued but unpaid as of the date of death or termination for Disability;
(b)    any reimbursement for expenses incurred in accordance with Section 3.2; and
(c)    any equity awards held by Executive shall be treated as provided in the applicable award agreement and plan document.

For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.
Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.
Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of a termination of his employment for death or Disability, and the Company and its Affiliates shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.
4.5    No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2, as the case may be, shall end.
4.6    Release of Claims. On or after the Effective Date in consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute and deliver to the Company a general waiver and release (the “Release”) a form of which is attached hereto as Attachment A within the applicable time period described below.
Executive shall have a period of twenty-one (21) days to consider whether to sign the Agreement and the Release (the “Consideration Period”) and to execute and return the original, signed Release to the Company. The Company’s obligations under this Agreement are expressly conditioned on the execution of the Release contemporaneously with the execution of this Agreement, no payments will be provided hereunder until the Release is executed and delivered, and Executive’s failure to execute and deliver such Release, or Executive’s revocation of the Release within the seven day period provided in the Release, will void the Company’s obligations hereunder.
4.7    Indemnification of Executive. Subject to the condition that the Company shall not have determined in a written opinion provided to Executive by the Company’s outside legal counsel that Executive would not be permitted to be indemnified under applicable law or the Company’s bylaws, Company will defend, hold harmless, and indemnify Executive for any and all claims, causes of action, or demands made on Executive and arising from work performed in the course and scope of his employment with Company, such obligation to survive this Agreement. This duty to defend, hold harmless, and indemnify will include the following: attorney’s fees, judgments, verdicts, settlements, expenses, and any other amount for which Executive is responsible or becomes obligated to pay. Company will continue to maintain D&O insurance coverage consistent with past practice during the term of this Agreement and Executive shall be eligible to participate thereunder in accordance with its terms and conditions. Executive will fully cooperate with Company in the response to, and defense of, any matter falling within the scope of this Section.

ARTICLE V

OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE

5.1    Ownership of Proceeds of Employment

5.1.1. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company, or which Executive conceives as a result of his employment by the Company, or as a result of rendering advisory or consulting services to the Company (collectively, “Proprietary Rights”).

5.1.2. Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company or its nominee any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company or its nominee; provided, however, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the business of the Company, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

5.1.3. Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5.2    Non-Disclosure of Confidential Information.
As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law. Nothing in this Section 5.2 prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

5.2.2. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3    Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.
5.4    Mutual Non-Disparagement. Executive agrees not to disparage or speak ill of the Company or any of its affiliates or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company agrees and covenants that it shall use commercially reasonable efforts to direct its officers and directors not to disparage or speak ill of Executive. The obligations of this Section shall survive the term of this Agreement. This obligation will not apply to information provided by the parties through discovery in a legal proceeding or in response to a subpoena.

5.5    Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.
5.6    Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).
5.7    Third Party Trade Secrets. In the same way that the Company endeavors to protect its own Confidential Information, the Company endeavors not to engage in any conduct which would violate the legal protection afforded to the trade secret information of third parties. Under no circumstances will the Company accept the improper disclosure of other parties’ trade secrets. Therefore, in rendering Executive’s services hereunder, Executive agrees not to disclose to the Company or utilize in any manner trade secret information in Executive’s possession belonging to any other party.

ARTICLE VI
MISCELLANEOUS
6.1    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.
6.2    Assignment.
6.2.1. The Company may assign this Agreement to any successor in interest to its business, or to any Affiliate of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein.
6.2.2    Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

6.3    Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:
(a)    If to the Company:

Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: Chief Executive Officer

With a copy to:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
Attention: General Counsel
(b)    If to Executive: Michael R. Meyers at the most recent address for Executive listed in the payroll records of the Company.

6.4    Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
6.5    Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.
6.6    Arbitration. Except as provided otherwise in Section 5.3, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.
The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in Dallas County, Texas. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Texas or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Texas state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Texas state court, including the ability to rule on a motion for summary judgment.

Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Texas state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
6.7    Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
6.8    Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.
6.9    Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including the Original Agreement.
6.10    Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
6.11    Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
6.12    Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.
6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
6.14    Compliance with Section 409A
6.14.1. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount payable to Executive hereunder unless expressly agreed in writing by Executive.

6.14.2. All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

6.14.3. To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s date of termination (or, if Executive dies during such six month period, within thirty (30) days after Executive’s death). Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b).

6.14.4. For all purposes of this Agreement, Executive shall be considered to have incurred a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) as of the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

"COMPANY"
ASCENT CAPITAL GROUP, INC.
By:	/s/ William E. Niles
William E. Niles
Executive Vice President and General Counsel

"EXECUTIVE"
By:	/s/ Michael R. Meyers
Michael R. Meyers

Attachment A
WAIVER AND RELEASE
In consideration of, and as a condition precedent to, the benefits payable pursuant to that certain Employment Agreement (the “Agreement”) effective as of September 13, 2017 between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Michael R. Meyers (“Executive”), which were offered to Executive in exchange for a general waiver and release of claims (this “Waiver and Release”). Executive having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Agreement.
1.    Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.

2.    In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Executive not released by and in this Waiver and Release.

3.    This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.

Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against the Company including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Executive signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least twenty-one (21) days within which to consider this Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Waiver and Release.
Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.
Executive acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company.

Executive further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Executive revokes the Waiver and Release, the Company will not be obligated to pay or provide Executive with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.

AGREED TO AND ACCEPTED this
15th day of September, 2017

By:	/s/ Michael R. Meyers
Michael R. Meyers

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